EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Timberline Shareholders Approve Acquisition of Wolfpack
Gold (Nevada)

Coeur d’Alene, Idaho – August 6, 2014 – Timberline Resources Corporation (NYSE MKT: TLR; TSX-V: TBR) (“Timberline” or the “Company”) announced today that at its Annual and Special Meeting of Shareholders held on August 5, 2014 (the “Meeting”), its shareholders overwhelmingly approved the plan of arrangement (the “Arrangement”) pursuant to which Timberline will acquire Wolfpack Gold (Nevada) Inc. (“Wolfpack US”), a subsidiary of Wolfpack Gold Corp. (TSX.V:  WFP) (“Wolfpack”).

At the Meeting, approximately 75% of the Company’s outstanding shares of common stock were represented, and over 94% of the shares voted on the Arrangement voted in favor of approving the Arrangement, including the issuance of shares of Timberline’s common stock to Wolfpack as consideration for the acquisition.  The other proposals related to the Arrangement, approval of a reverse stock split and approval of an increase in the Company’s authorized number of common shares, also passed with over 84% and over 91% of the shares voted on the proposals, respectively, voting in favor of those proposals.

Upon completion of the Arrangement, Timberline will issue 0.75 shares of its common stock for each outstanding common share of Wolfpack in exchange for all of the issued and outstanding shares of Wolfpack US, which holds a number of exploration properties in Nevada and approximately Cdn$5.3 million in cash, inclusive of the current US$1 million dollar loan from Wolfpack to Timberline which will be cancelled at the closing of the Arrangement.  Completion of the Arrangement is subject to certain approvals by the British Columbia Supreme Court, the NYSE MKT, the TSX Venture Exchange, and the receipt of all other necessary regulatory and third party approvals.  The Arrangement is expected to close within the next ten days.

Timberline President and CEO Paul Dircksen commented, "We are pleased with the great voter turnout and that the vast majority of our shareholders have shown their support for the acquisition of Wolfpack US.  When the transaction closes,  we will have funding to focus on advancing our district-scale South Eureka / Lookout Mountain project in Nevada where we have excellent potential for new discoveries in addition to the existing significant NI 43-101 resource.  We intend to prioritize our expenditures on projects with superior potential that maximize our opportunities in Nevada, one of the most favorable gold domains in the world.  In addition, Timberline's shareholders will continue to benefit from the future developments at Butte Highlands in Montana once the remaining permits are granted.”

The following individuals were also elected to the Company’s Board of Directors at the Meeting:  Paul Dircksen, Randal Hardy, Vance Thornsberry, Robert Martinez, and Leigh Freeman. Upon completion of the Arrangement, Randal Hardy and Vance Thornsberry will resign from the Board of Directors and the two Wolfpack nominees with be appointed.

About Timberline Resources

Timberline Resources Corporation is exploring and developing advanced-stage gold properties in the western United States. Timberline holds a 50-percent carried interest ownership stake in the Butte Highlands Joint Venture in Montana. Timberline's exploration is primarily focused on the major gold districts of Nevada, where it is advancing its flagship Lookout Mountain Project toward a production decision while exploring a pipeline of quality earlier-stage projects at its South Eureka Property and elsewhere. Timberline’s leadership has a proven track record of discovering economic mineral deposits that are developed into profitable mines.

Timberline is listed on the NYSE MKT where it trades under the symbol "TLR" and on the TSX Venture Exchange where it trades under the symbol "TBR".

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

None of the securities anticipated to be issued pursuant to the Arrangement have been or will be registered under the Securities Act of 1933, as amended (the "U.S. Securities Act") or any state securities laws, and are anticipated to be issued in reliance upon available exemptions from such registration requirements under Section 3(a)(10) of the U.S. Securities Act and applicable exemptions under state securities laws. This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities.

Forward-looking Statements

Statements contained herein that are not based upon current or historical fact are forward-looking in nature and constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements reflect the Company's expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties.  These statements include but are not limited to statements regarding the terms and expected closing date of Company’s Plan of Arrangement with Wolfpack Gold Corp., the amount of cash and properties acquired pursuant to the Arrangement, the management’s expectation that the Company will close on the transaction contemplated in the Arrangement, the issuance of shares pursuant to the Arrangement, court and regulatory approvals expected for the Arrangement, timing and advancement of the Lookout Mountain / South Eureka project and other Nevada projects, a possible production decision at the Company’s Lookout Mountain project, and the potential benefits and permitting progress at the Butte Highlands project. When used herein, the words "anticipate," "believe," "estimate," “upcoming,” "plan," “target”, "intend" and "expect" and similar expressions, as they relate to Timberline Resources Corporation, its subsidiaries, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company's actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, risks related to the Company and Wolfpack Gold not being able to reach a definitive agreement on a mutually beneficial transaction, risks related to the Company not being able to obtain alternative financing, risks related to potential future transactions, risks related to the Company continuing as a going concern , and other such factors, including risk factors discussed in the Company's Annual Report on Form 10-K for the year ended September 30, 2013.  Except as required by Federal Securities law, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements.

Contact Information:
Paul Dircksen, CEO
Phone: 208.664.4859

2 | TIMBERLINE RESOURCES